EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Quanex Building Products Corporation Announces the Appointment

of Scott Zuehlke as Vice President, Investor Relations and Treasurer

HOUSTON, TEXAS, January 25, 2016 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that Scott Zuehlke has joined the Company as Vice President, Investor Relations and Treasurer. Mr. Zuehlke will lead the development and execution of the Company’s investor relations strategy and is responsible for all treasury functions.

Brent Korb, Senior Vice President, Finance and Chief Financial Officer, commented, “I am pleased to welcome Scott to the Quanex leadership team. He is a dynamic executive with extensive investor relations and finance experience making him uniquely qualified for this position. Scott will play a critical role in helping the investment community understand the Quanex story and we look forward to his contributions and support as we aim to elevate our profile among analysts and investors around the world.”

Mr. Zuehlke most recently served as Vice President, Investor Relations for Halcón Resources. Prior to that, he served as Director, Investor Relations for Geokinetics and Manager, Finance and Investor Relations for Hercules Offshore. Mr. Zuehlke began his career at Invesco where he was employed as an Equity Analyst and Market Data Associate. Mr. Zuehlke graduated from the University of Texas with a Bachelor of Business Administration degree and also holds a Master of Business Administration degree from the University of Houston.

About Quanex

Quanex Building Products Corporation is an industry-leading OEM supplier of value-added, engineered products and components, serving the building products markets.

Contact:

Investor Contact: Scott Zuehlke, 713-877-5327, scott.zuehlke@quanex.com

Media Contact: Valerie Calvert, 713-877-5305, valerie.calvert@quanex.com

www.quanex.com